Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 4 to the Registration Statement of Creative Realities, Inc. on Form S-1 (No. 333-225876) to be filed on or about October 29, 2018 of our report dated March 26, 2018, except for the effects of reverse stock split discussed in Note 16, to the consolidated financial statements, as to which the date is October 29, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

October 29, 2018